EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-173461) of Vishay Precision Group, Inc.,

2)	Registration Statement (Form S-8 No. 333-168256) pertaining to the Vishay Precision Group, Inc. 2010 Stock Incentive Program, and

3)	Registration Statement (Form S-8 No. 333-187211) pertaining to the Vishay Precision Group, Inc. Deferred Compensation Plan;
of our reports dated March 11, 2015, with respect to the consolidated financial statements of Vishay Precision Group, Inc. and the effectiveness of internal control over financial reporting of Vishay Precision Group, Inc., included in this Annual Report (Form 10-K) of Vishay Precision Group, Inc. for the year ended December 31, 2014.

/s/Ernst & Young LLP
Philadelphia, Pennsylvania
March 11, 2015